Exhibit 5.1

July 14, 2023

Akanda Corp.

1a, 1b Learoyd Road
New Romney TN28 8XU
United Kingdom

Re:	Akanda Corp. (the “Company”)— Form S-8 Registration Statement

We have acted as Canadian counsel to Akanda Corp., a corporation organized under the laws of the Province of Ontario, Canada (the "Corporation"), in connection with the filing of a Registration Statement on Form S-8 (the "Registration Statement"), with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933 (the "Act"). The Registration Statement relates to the issuance of up to an aggregate of 140,746 common shares without par value in the capital of the Corporation (the "Incentive Shares") issuable under the Corporation's 2021 Equity Incentive Plan (the "Incentive Plan").

Documents Reviewed and Reliance

As Canadian counsel to the Corporation, we have examined original executed or electronically delivered copies, which have been certified or otherwise identified to our satisfaction, of:

1.	the Registration Statement;

2.	the Incentive Plan; and

3.	resolutions of the director of the Corporation authorizing and approving the issuance of the Incentive Shares (the "Authorizing Resolutions"); collectively, the "Transaction Documents".

We have also made such investigations and examined originals or copies, certified or otherwise identified to our satisfaction, of such certificates of public officials and of such other certificates, documents and records as we considered necessary or relevant for purposes of the opinions expressed below, including:

1.	a certificate of status dated July 10, 2023 issued by the Ministry of Government and Consumer Services (Ontario) relating to the Corporation; and

2.

a certificate signed by the Chief Executive Officer of the Corporation addressed to our firm, certifying certain additional corporate information of a factual nature and attaching the Authorizing Resolutions (the "Officer's Certificate").

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Laws Addressed

We are qualified to practice law in the Province of Ontario and our opinion herein is restricted to the laws of the Province of Ontario and the federal laws of Canada applicable therein.

Assumptions

For the purposes of the opinions expressed herein, we have assumed, without independent investigation, the following:

1.	with respect to all documents examined by us, the genuineness of all signatures, the authenticity, completeness and accuracy of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified, conformed, telecopied, PDF or photocopied copies of originals and the legal capacity of individuals signing any documents;

2.	the completeness, accuracy and currency of the indices and filing systems maintained at the public offices where we have searched or made relevant inquiries and of other documents and certificates supplied by public officials;

3.	all necessary consents, authorizations, approvals, permits or certificates (governmental or otherwise) which are required as a condition to the execution and delivery of each of the Transaction Documents by the parties thereto and to the consummation by such parties of the transactions contemplated thereby have been obtained; and

4.	the minute books and corporate records of the Corporation made available to us are the original minute books and records of the Corporation and contain all of the articles and constating documents of the Corporation and any amendments thereto and all of the respective minutes, or copies thereof, of all proceedings of the shareholders and directors.

For the purposes of expressing the opinions set forth herein, in connection with certain factual matters pertaining to this opinion, we have relied exclusively and without independent investigation upon the factual matters previously provided to us in writing from the Corporation.

Opinions

Based upon and relying on the foregoing and the qualifications hereinafter expressed, we are of the opinion that the Incentive Shares have been authorized for issuance and when issued in compliance with the provisions of the Incentive Plan, including the receipt by the Corporation of any applicable exercise price prior to the issuance of the Incentive Shares, the Incentive Shares will be validly issued, fully paid and non-assessable common shares in the capital of the Corporation.

This opinion relates exclusively to the matters outlined above, is for the sole use and benefit of the persons to whom it is addressed and solely for the purposes referred to above. Accordingly, this opinion may not be delivered to, or relied upon by, any other person or used in connection with any other transaction without our prior written consent.

Yours truly,